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EXHIBIT 99(c)







                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                 (in thousands)

                                                                                          39 WEEKS ENDED
                                                                                NOV. 2, 1996           OCT. 28, 1995
                                                                           -------------------      -------------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES

Net (loss) earnings                                                         $          (3,739)       $           3,901
Adjustments to reconcile earnings to net cash provided by
    operating activities:
    Unusual charges                                                                   (24,009)                 (23,220)
    Depreciation and amortization                                                      42,725                   43,115
    Deferred income taxes                                                                 -                      1,954
    Deferred rent expense                                                                 (43)                   1,486

CHANGES IN OPERATING ASSETS AND LIABILITIES

Merchandise inventories                                                               (78,179)                 (19,946)
Other current assets                                                                  (18,166)                  (2,133)
Accounts payable and accrued expenses                                                  47,440                   58,455
Income taxes payable                                                                   11,302                   (2,643)
                                                                           -------------------      -------------------

NET CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES                                    (22,669)                  60,969
                                                                           -------------------      -------------------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES

Property, furniture, equipment and other assets:
    Additions                                                                         (39,824)                 (88,449)
    Disposals                                                                          18,131
Marketable securities:
    Purchases                                                                             -                   (162,628)
    Proceeds from sales                                                                   -                    194,333
                                                                           -------------------      -------------------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                                           (21,693)                 (56,744)
                                                                           -------------------      -------------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES

Proceeds from revolving credit facility                                               376,437                      -
Payments to revolving credit facility                                                (294,375)                     -
Dividends paid to stockholders                                                            -                     (4,248)
Other                                                                                  (3,626)                  (1,438)
                                                                           -------------------      -------------------

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES                                     78,436                   (5,686)
                                                                           -------------------      -------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       34,074                   (1,461)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                         35,785                   26,252
                                                                           -------------------      -------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $          69,859        $          24,791
                                                                           ===================      ===================

SUPPLEMENTAL INFORMATION
    Cash payments for income taxes                                          $           1,519        $           3,082
    Cash payments for interest, net of amount capitalized                   $          30,401        $          23,718

See notes to consolidated financial statements.





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